Exhibit 10.69
Carrier
13995 Pasteur Boulevard
Palm Beach Gardens, FL 33410

[_____]

[_____] [__], [_____]

Dear [_____],

I am pleased to confirm our offer of employment for you to join Carrier in the role of [_____] within our [_____] organization. Your executive level will be [_____]. You will report to [_____], and will be based in [_____], [_____].

Your starting base salary will be $[_____] per year and your start date will be on or about [_____] [__], [_____].

As a Carrier executive, you may receive awards under the company’s Annual Bonus Plan. Individual awards, when made, are a function of individual and Carrier performance measured against previously established objectives and metrics. Your target bonus opportunity is [_____]% of your annual base salary. You will have pro-rated [_____] bonus eligibility based on your start date. *or* You will have full-year [_____] Bonus eligibility (no pro-ration based on start date). Annual Bonus awards for [_____] are expected to be paid to active, eligible executives in February [_____].

You will be eligible to participate in Carrier’s Long-Term Incentive Plan (LTIP), beginning in [_____]. LTI awards are provided annually and are typically granted in February of each year.  This Plan is designed to provide the opportunity for financial awards to key employees whose efforts and achievements contribute to the long-term success of the company.  Awards may be comprised of a mix of Stock Appreciation Rights (SARs), Restricted Stock Units (RSUs), and/or Performance Share Units (PSUs), subject to annual review and approval by the Compensation Committee of the Carrier Board of Directors.

You will receive a cash sign-on bonus of $[_____], paid on the following schedule:
•$[_____] will be paid [_____]

These payments are subject to applicable tax withholdings and your continued employment.  As part of accepting this offer, you acknowledge that if you voluntarily terminate your employment, you agree to reimburse the Company 100 percent of any payments made in the [_____] months prior to your date of termination.

Additionally, you will be granted a sign-on equity award with a value of $[_____]. This time-based restricted stock unit (RSU) award will vest in equal installments on the [_____] and [_____] anniversary of the grant date. The quantity of RSUs granted will be based on the closing stock price as of the grant date.

In addition to your compensation, you will be eligible to join Carrier Choice, the Company’s flexible benefits plan, immediately following your hire date. This includes medical, dental, life insurance, and disability benefit programs for you and your eligible dependents.

You will be eligible to join the Carrier Savings Plan immediately, and you will receive the Company match on your contributions at 60 cents on the dollar up to 6% of your compensation, subject to IRS limits. The company match will begin one year after your date of hire. Beginning January 1, [_____] you will be eligible to participate in the Savings Restoration Plan for compensation in excess of the IRS limits. This plan replicates the Savings Plan with Company match on contributions at 60 cents on the dollar up to 6% of compensation after one year of service.

You will also receive a Company Retirement Contribution, an enhanced savings feature where you will receive an automatic contribution each pay period, regardless of your participation in the Savings Plan.  The Company Retirement Contribution will automatically begin 45 days after your date of hire. The contribution percentage will be based on your age as of December 31 of each calendar year. You will be automatically enrolled into the Company Retirement Contribution Excess Plan once your pensionable earnings reach the annual IRS limit at the same contribution percentage.

U.S based executives are eligible to defer up to 50% of base salary and 70% of annual bonus compensation into Carrier’s Deferred Compensation Programs. Money put aside in this non-qualified program may be deferred for a minimum of five years and up to retirement. When taken, payments can be made in one lump sum or over a period of years.

You are eligible for [_____] days of Vacation annually. Subsequent increases in vacation eligibility are based on your length of service. Because your start date is [_____], you will be eligible for [_____] vacation days for the remainder of [_____]. Up to five additional days may be purchased with pre-tax dollars during the annual Open Enrollment of benefits with the cost divided over the 24 pay periods during that vacation year. The next opportunity to purchase vacation will be the [_____] Open Enrollment that occurs in fall [_____].

As discussed, your work location will be [_____], [_____]. You will be eligible for Relocation assistance from Carrier’s relocation management provider. Per our policy, your relocation benefits will expire 1 year from when they are initiated. This includes, but is not limited to:

•Assistance in marketing and selling your current home; Carrier will provide an Appraised Value Offer (guaranteed buyout) based on appraisals that are prepared on your home
•Assistance in purchasing a new home including reimbursement of normal and customary closing costs
•One home finding trip for a total of 7 days, for you and 1 individual
•Reimbursement of actual costs of your interim living expenses for up to 60 days or until you move into your new home, whichever occurs first. You also have the option to receive a lump sum cash allowance in lieu of the interim living expense reimbursement. The cash allowance is based on 60 days at the government lodging rate in your move destination.
•Shipment of household goods and storage for up to 60 days, if needed

•A one-time $[_____] relocation allowance to help offset expenses not specifically covered by this policy; this payment will be grossed up
•It is expected that you will initiate your relocation process to [_____] expediently upon your start.

This offer is contingent upon verification of your authorization to work in the United States of America and your satisfactory completion of our employment requirements including screening for the presence of illegal or unauthorized drugs, a background check and the completion of an Intellectual Property Agreement. Upon your acceptance, you will receive a confirmation via e-mail with a link that outlines arrangements for your drug screening and background check requirements. This must be completed as soon as possible after offer acceptance, but not more than 30 days or less than five days in advance of your start date. The drug test results must be confirmed prior to the announcement of your appointment and/or your start date, whichever is earlier.

You will be contacted to review pre-employment requirements and on-boarding documents. As proof of U.S. person status and work authorization, you are required to bring with you a U.S passport or other appropriate form(s) of identification as required for Export Control and I-9 form processing on your first day. Copies of this documentation may be requested in advance to facilitate appropriate systems access on your first day.

This offer of employment should not be construed as a contract. Specifically, your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause, and with or without notice. Any contrary representations, which may have been made to you, are superseded by this offer.

[_____], I look forward to you joining Carrier and becoming part of the team. Please acknowledge your acceptance of our offer by emailing the completed acceptance confirmation.

If you have any questions at all, please do not hesitate to call me at [_____].

Sincerely,

[_____]
[_____]

To document your acceptance of this offer, please sign and date below, and email a scanned copy by [_____] [__], [_____].

_________________________________________________________________
Name                            Date